STOCK PURCHASE AGREEMENT


                                      AMONG


                                   HOMADA LLC,

                             HABITAT SOLUTIONS, INC.

                                       AND


                                INTERIORS, INC.,




                                 JANUARY 16 2002

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I       DEFINITIONS ..................................................1

ARTICLE II  PURCHASE AND SALE OF SHARES ......................................7
      SECTION   2.01  Purchase and Sale of Shares ............................7
      SECTION   2.02  Purchase Price .........................................7
      SECTION   2.03  Adjustment for Future Performance ......................9
      SECTION   2.04  Closing ................................................10
      SECTION   2.05  Actions Prior to and at the Closing ....................10

ARTICLE III     REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY .........11
      SECTION   3.01  Organization and Good Standing; Authorization...........11
      SECTION   3.02  No Conflicts............................................11
      SECTION   3.03  Capitalization .........................................12
      SECTION   3.04  Financial Statements; Completion Schedule ..............12
      SECTION   3.05  Title to Property; Encumbrances. .......................13
      SECTION   3.06  Inventory ..............................................14
      SECTION   3.07  Compliance with Law ....................................14
      SECTION   3.08  Insurance ..............................................15
      SECTION   3.09  Indebtedness ...........................................16
      SECTION   3.10  Judgments; Litigation ..................................16
      SECTION   3.11  Income and Other Taxes .................................17
      SECTION   3.12  Corporate Records ......................................18
      SECTION   3.13  Employee Benefit Matters ...............................18
      SECTION   3.14  No Undisclosed Liabilities .............................18
      SECTION   3.15  Permits, Licenses, Etc. ................................18
      SECTION   3.16  Regulatory Filings .....................................18
      SECTION   3.17  Consents ...............................................19
      SECTION   3.18  Material Contracts; No Defaults ........................19
      SECTION   3.19  Absence of Certain Changes .............................21
      SECTION   3.20  Employees and Labor Matters ............................21
      SECTION   3.21  Affiliations ...........................................22
      SECTION   3.22  Warranty Liability .....................................23
      SECTION   3.23  Hazardous Materials ....................................23
      SECTION   3.24  Brokers' Fees ..........................................24
      SECTION   3.25  Disclosure .............................................24

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BUYER ......................24
      SECTION   4.01  Organization, Power and Authority of Buyer .............24
      SECTION   4.02  Authorization ..........................................24
      SECTION   4.03  No Conflict or Violation ...............................24
      SECTION   4.04  Capitalization .........................................25

      SECTION   4.05  Consents and Approvals .................................25
      SECTION   4.06  Reports and Financial Statements .......................25
      SECTION   4.07  Brokers' Fees ..........................................26

ARTICLE V       REPRESENTATIONS AND WARRANTIES  OF Shareholder ...............26
      SECTION   5.01  Ownership of Shares ....................................26
      SECTION   5.02  Delivery of Good Title .................................26
      SECTION   5.03  Execution and Delivery .................................26
      SECTION   5.04  No Conflicts ...........................................26

ARTICLE VI      CONDITIONS TO CONSUMMATION OF SALE OF SHARES .................28
      SECTION   6.01  Conditions to Obligations of Buyer .....................28
      SECTION   6.02  Conditions to Obligations of the Shareholder ...........30

ARTICLE VII     ADDITIONAL COVENANTS .........................................33
      SECTION   7.01  Covenants of the Shareholder ...........................33
      SECTION   7.02  Covenants of Buyer .....................................34
      SECTION   7.03  Access and Information .................................34
      SECTION   7.04  Expenses ...............................................35
      SECTION   7.05  Certain Notifications ..................................35
      SECTION   7.06  Publicity; Employee Communications .....................35
      SECTION   7.07  Further Assurances .....................................36
      SECTION   7.08  Competing Offers; Merger or Liquidation ................36
      SECTION   7.09  Inconsistent Action ....................................36
      SECTION   7.10  Post-Termination Employment ............................36

ARTICLE VIII    TERMINATION, AMENDMENT AND WAIVER ............................37
      SECTION   8.01  Termination ............................................37
      SECTION   8.02  Effect of Termination ..................................37
      SECTION   8.03  Amendment ..............................................37
      SECTION   8.04  Waiver .................................................37

ARTICLE IX      INDEMNIFICATION ..............................................38
      SECTION   9.01 Survival of Representations and Warranties
                        and Covenants ........................................38
      SECTION   9.02  Indemnification ........................................38
      SECTION   9.03  Third Party Claims .....................................39
      SECTION   9.04  Indemnification Non-Exclusive ..........................40

ARTICLE X       GENERAL PROVISIONS ...........................................40
      SECTION   10.01 Notices ................................................40
      SECTION   10.02 Severability ...........................................41
      SECTION   10.03 Entire Agreement .......................................41
      SECTION   10.04 Successors and Assigns..................................42
      SECTION   10.05 Counterparts............................................42
      SECTION   10.06 Schedules and Annexes ..................................42
      SECTION   10.07 Construction ...........................................42
      SECTION   10.08 Governing Law ..........................................42

      SECTION   10.09 Arbitration Concerning Disputes Regarding EBIT .........42

            LIST OF ANNEXES

            Annex A - Form of Shareholder Certificate

            Annex B - Certificate of the Company's Officers

            Annex C - Certificate of the Company's Secretary

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of January 16, 2002, by and among Habitat Solutions, Inc., a Delaware corporation ("SHAREHOLDER"), Interiors, Inc., a Delaware corporation and the parent corporation of the Shareholder ("Interiors"), and Homada LLC, a California Limited Liability Company ("BUYER").

                                 R E C I T A L S

(d) The Shareholder owns 100 shares of common stock (the "SHARES") of ------ Concepts 4, Inc., a California corporation (the "COMPANY"). The ------- Shareholder is the owner of all the issued and outstanding common stock of the Company.

(e) The Shareholder desires to sell to Buyer, and Buyer desires to purchase from the Shareholder, the Shares in accordance with the terms of this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined in this Article I and those accounting terms used in this Agreement and not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with GAAP.

      "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

      "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

      "AGREEMENT" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      "BALANCE SHEET DATE" shall have the meaning assigned to such term in
Section 3.04(a) hereof.

      "BROKER" shall have the meaning assigned to such term in Section 3.24 hereof.

      "BUYER" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      "CLAIM NOTICE" shall have the meaning assigned to such term in Section
9.03 hereof.

      "CLOSING" and "CLOSING DATE" shall have the respective meanings assigned to such terms in Section 2.05 hereof.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" shall mean the common stock of the Company.

      "COMPANY" shall have the meaning assigned to such term in Recital A hereof.

      "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including without limitation reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article X hereof).

      "EARNOUT PAYMENTS" shall have the meaning assigned to such term in Section
2.03 hereof.

      "EBIT" shall mean Net Income plus the Company's provision and other expenses for federal income taxes and Interest Expense, less any Interest Income, attributable solely to the business of the Company for a particular fiscal year. For the purpose of calculating EBIT in connection with Section 2.03 only, any increase in the operating expenses of the Company (which increase, for the purposes of calculating EBIT, shall be calculated by comparing the current operating expenses against the operating expenses for the preceding twelve (12) month period), which operating expenses are incurred as a result of the actions of Buyer, shall be excluded from EBIT upon Shareholder' written notice to Buyer if the increase in operating expenses is (i) not in the Ordinary Course; or (ii) incurred to increase the revenue or profits of the Company during periods which do not include the First Earnout Period, the Second Earnout Period or the Third Earnout Period. Any increase in operating expenses of the Company incurred as a result of the actions of Buyer shall be included in EBIT if the increase in operating expenses is (x) incurred to preserve the assets of the Company; or (y) incurred to maintain Buyer's financial control of the Company.

      "ENVIRONMENTAL LAWS" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Material.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "FINANCIAL STATEMENTS" shall have the meaning assigned to such term in
Section 3.04(a) hereof.

      "FIRST EARNOUT PERIOD" shall mean the period of time beginning on the Closing Date and ending on the first anniversary of the Closing Date.

      "FORMER SHAREHOLDERS" shall mean Jerry Howard and his assignee, the Howard Family Trust dated March 21, 2000, Dennis Darlington and the Mamer Family Trust dated October 1, 1997.

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

      "HAZARDOUS MATERIAL" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future.

      "INDEBTEDNESS" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and
(iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

      "INDEMNIFIABLE CLAIM" shall have the meaning assigned to such term in
Section 9.03 hereof.

      "INDEMNIFIED PARTY" shall have the meaning assigned to such term in
Section 9.02 hereof.

      "INDEMNIFYING PARTY" shall have the meaning assigned to such term in
Section 9.03 hereof.

      "INTEREST EXPENSE" and "INTEREST INCOME" for a fiscal year shall mean, respectively, the Company's interest expense and interest income for such fiscal year used in determining Net Income for that fiscal year.

      "IRS" shall mean the United States Internal Revenue Service. ---

      "JANUARY 30 NOTE" shall have the meaning assigned to such term in Section 2.02(a)(i) hereof.

      "JUNE BALANCE SHEET" shall have the meaning assigned to such term in
Section 3.04 hereof.

      "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

      "LIEN" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

      "MANAGEMENT GROUP" shall mean Rene Acquino, William Azzalino, Sharon Calhoun, Grace Ebiya, Vicente Frias, Jr., William Legg, Ramon Nadres, Linda Snyder and Delia Vechi.

      "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Company. "NET INCOME" shall mean the net income of the Company for such period, determined in accordance with GAAP, applied in a manner consistent with the prior accounting practices of the Company, attributable solely to the business of the Company for a particular fiscal year.

      "OPTIONS" shall mean all outstanding options, warrants and other rights to acquire Common Stock.

      "ORDINARY COURSE" shall mean, when used with reference to the Company, the ordinary course of the Company's business consistent with past practices.

      "PERMITTED LIENS" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent.

      "PERSON" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures, Governmental Entities and any other entities.

      "PRE-CLOSING BALANCE SHEET" shall have the meaning assigned to such term in Section 2.03(a) hereof.

      "PURCHASE PRICE" shall have the meaning assigned to such term in Section 2.02(a) hereof.

      "SECOND EARNOUT PERIOD" shall mean the period of time beginning on the Closing Date and ending on the second anniversary of the Closing Date.

      "SECTION 2.02 NOTE" shall have the meaning assigned to such term in
Section 2.02(a) of this Agreement.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

      "SHAREHOLDER" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      "SHARES" shall have the meaning assigned to such term in Recital A hereof.

      "SHAREHOLDER STOCK PURCHASE AGREEMENT" shall have the meaning assigned to such term in Section 2.04 of this Agreement.

      "STRUCTURE" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

      "SUBSIDIARY" of a Person shall mean any corporation, partnership, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

      "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

      "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

      "THIRD EARNOUT PERIOD" shall mean the period of time beginning on the Closing Date and ending on the third anniversary of the Closing Date.

                                  ARTICLE II.
                           PURCHASE AND SALE OF SHARES


      SECTION 2.01. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions set forth herein, the Shareholder agrees to sell and deliver the Shares to Buyer, and Buyer agrees to purchase and accept the Shares from the Shareholder free and clear of all Liens, for the Purchase Price described in
Section 2.02 hereof.

      SECTION 2.02. PURCHASE PRICE.

      (a) Buyer shall pay an aggregate purchase price (the "PURCHASE PRICE") for the Shares equal to the sum of:

           (i) Eight Hundred Seventy-five Thousand Dollars ($875,000) in cash (the "CASH PAYMENT") payable as follows: (A) Seven Hundred and Fifty Thousand Dollars ($750,000) payable at the Closing, and (B) One Hundred and Twenty Five Thousand Dollars ($125,000) payable no later than January 31, 2002, the obligation for which shall be evidenced at Closing by an unsecured promissory note, in substantially the form attached hereto as Exhibit A-1, which note shall be payable in full on January 30, 2002 in immediately available funds (the "JANUARY 30 NOTE").

           (ii) Buyer's unsecured Promissory Note, in substantially the form as attached hereto as Exhibit A-2, in the amount of Six Hundred Twenty-five Thousand Dollars ($625,000), bearing interest of five percent per annum from the Closing Date to the first anniversary of the closing date and bearing interest at six percent per annum thereafter and with annual payments amortized over seven years and the note payable in full within five years (the "SECTION 2.02 NOTE"). The first payment on the Section 2.02 Note shall be made January 2, 2003.

      (b) If Company enters into a currently contemplated agreement with Robles del Rio hotel in Carmel, California within 120 days of the Closing Date execution of the purchase, then Buyer shall pay, in one or more payments, an amount up to $100,000 in a prepayment on the Section 2.02 Note, which prepayment will be paid from any monies received by the Company from the Robles del Rio hotel as they are received by the Company, with no less than ten percent (10%) of each payment received from the Robles del Rio hotel used to fund said prepayment.

      (c) If the balance owing to Seller under Section 2.02(a) is paid in full within the first six months following the Closing of the purchase, Buyer shall be entitled to discount the Purchase Price by $75,000 so that the total Purchase Price is reduced to $1,425,000.

      (d) In the event that, prior to payment in full of its obligations owing under the Section 2.02 Note, the stockholders or holders of equity of the Buyer shall sell all or a majority the capital stock or assets of the Buyer or the Buyer shall sell a majority of the Shares in the Company, AND either prior to or simultaneous with such sale all obligations owed to the Former Stockholders pursuant to Section 2.04. are paid, then all the remaining balance due under the
Section 2.02 Note, shall be paid to Shareholder as an advance payment of the
Section 2.02 Note.

      SECTION 2.03. ADJUSTMENT FOR FUTURE PERFORMANCE. Buyer shall make the following additional payments to Shareholder for the Shares, at the times and in the amounts specified below (in the aggregate, the "EARNOUT PAYMENTS"):

      (a) In the event the Company's EBIT during the First Earnout Period exceeds Three Million Dollars ($3,000,000), then within seventy-five (75) days following the end of said period, Buyer shall pay to Shareholder as additional purchase price One Dollar ($1.00) for each One Dollar ($1) that Company's EBIT during the first calendar year exceeds Three Million Dollars ($3,000,000) up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000).

Buyer shall not be obligated to pay any additional purchase price in the event that Company's EBIT during said earnout period is less than Three Million Dollars ($3,000,000).

      (b) In the event the Company's EBIT during the Second Earnout Period exceeds Three Million Dollars ($3,000,000), then seventy-five (75) days following the end of said period, Buyer shall pay to Shareholder as additional purchase price One Dollar ($1.00) for each One Dollar ($1.00) that Company's EBIT during the Second Earnout Period exceeds Three Million Dollars ($3,000,000) up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000). Buyer shall not be obligated to pay any additional purchase price in the event that Company's EBIT during said earnout period is less than Three Million Dollars ($3,000,000).

      (c) In the event the Company's EBIT during the Third Earnout Period exceeds Three Million Dollars ($3,000,000), then seventy-five (75) days following the end of said period, Buyer shall pay to Shareholder as additional purchase price One Dollar ($1.00) for each One Dollar ($1.00) that Company's EBIT during the Third Earnout Period exceeds Three Million Dollars ($3,000,000) up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000). Buyer shall not be obligated to pay any additional purchase price in the event that Company's EBIT during said earnout period is less than Three Million Dollars ($3,000,000).

      (d) In the event that (i) Buyer satisfies its obligations to the Former Shareholders pursuant to Section 2.04 in the amounts set forth in Schedule 2.03(d) attached hereto and (ii) Buyer receives or has the right to receive cash proceeds or securities on account of its ownership interest in Company within six years from the Closing Date, then Buyer shall pay to Shareholder as additional purchase price fifteen percent (15%) of all cash proceeds or securities received or receivable by the Management Group of Buyer.

      SECTION 2.04. ASSUMPTION OF LIABILITIES. Buyer will assume the following obligations of Interiors:

      (a) The obligations of Interiors to the Former Shareholders under Section 2.02(a)(iv), (v), (vi) and (vii) and Section 2.04 of the Stock Purchase Agreement between Interiors and the Former Shareholders dated October 27, 1999, as amended on December 15, 1999, October 12, 2000, and February 28, 2001, (the "Shareholder Stock Purchase Agreement") and will obtain a release in favor of Interiors of all obligations to Former Shareholders under Shareholder Stock Purchase Agreement.

      (b) The obligations of Interiors to the Former Shareholders under the Employment Agreements entered into between the Former Shareholders and Company concurrently with the Shareholder Stock Purchase Agreement.

      (c) The obligations of Interiors to William Azzalino, William Legg and Linda Snyder under the Employment Agreements entered into between them and Company concurrently with the Shareholder Stock Purchase Agreement.

      SECTION 2.05. CLOSING. Unless this Agreement shall have been terminated pursuant to Section 9.01 hereof, the closing of the purchase and sale of the Shares contemplated hereby (the "CLOSING") shall take place at the Law Office of Lorraine L. Loder, Eighth Floor, 601 W. Fifth Street, Los Angeles, California 90071, at 10:00 A.M. local time on or prior to January 18, 2002, as promptly as practicable upon satisfaction of the conditions appearing in
Article VI hereof or at such other time and place as Buyer and Shareholder may mutually establish (such time and date being referred to herein as the "CLOSING DATE").

      SECTION 2.06. ACTIONS PRIOR TO AND AT THE CLOSING.

      (a) At the Closing the Company and Shareholder shall deliver or cause to be delivered to Buyer:

           (i) a certificate or certificates representing the Shares registered in the name of the Buyer; and

           (ii) all of the documents, certificates and instruments required to be delivered to Buyer pursuant to Section 6.01.

      (b) At the Closing Buyer shall deliver or cause to be delivered to
Shareholder:

           (i) Seven Hundred and Fifty Thousand Dollars ($750,000) of the Cash Payment (as required by Section 2.02(a)(i) hereof), the January 30 Note (as required by Section 2.02(a)(i) hereof), and the Section 2.02 Note (as required by Section 2.02(a)(ii) hereof); and

           (ii) all of the documents, certificates and instruments required to be delivered to Shareholder pursuant to Section 6.02.

                                  ARTICLE III.
              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

      Shareholder and Interiors each hereby represent and warrant to and covenant and agree with Buyer that:

      SECTION 3.01. ORGANIZATION AND GOOD STANDING; AUTHORIZATION.

      (a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.01(a), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualification.

      (b) The Company has no Subsidiaries nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other Person.

      SECTION 3.02. NO CONFLICTS. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or affected or to which any of the property or assets of the Company is bound or affected including, without limitation, all arrangements in Section
3.17 hereof, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of the Company or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company. Schedule 3.02 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

      SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists solely of 10,000 shares of Common Stock, of which 100 are, and on the Closing Date will be, issued and outstanding. Schedule 3.03 sets forth a complete and accurate list of the holders of shares of Common Stock, indicating the number of Shares held by each holder and their respective addresses. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as set forth on Schedule 3.03, (i) there are no existing Options, warrants, right, calls or commitments of any character relating to shares of Common Stock,
(ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act,
(ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

      SECTION 3.04. FINANCIAL STATEMENTS; COMPLETION SCHEDULE.

      (a) Schedule 3.04(a) contains true and complete copies of the unaudited balance sheet of the Company (the "JUNE BALANCE SHEET") at June 30, 2001 (the "BALANCE SHEET DATE") and the related unaudited statements of income, Shareholder' equity and cash flows for the six-month period ended on the Balance Sheet Date, and the Pre-Closing Balance Sheet at the Pre-Closing Date and the related unaudited statements of income, Shareholder' equity and cash flows for the six-month period ended on the Pre-Closing Date (such unaudited financial statements are collectively referred to as the "FINANCIAL STATEMENTS").

      (b) The Financial Statements present fairly the financial condition of the Company as of the dates indicated therein and the results of operations and changes in financial position of the Company for the periods specified therein, have been prepared in conformity with GAAP during the periods covered thereby and prior periods (except that the Balance Sheet, the Pre-Closing Balance Sheet and the related unaudited statements of income, Shareholder' equity and cash flows for the periods ended on the Balance Sheet Date and on the Pre-Closing Date, respectively, do not contain footnotes and are subject to year end adjustments which would not, either individually or in the aggregate, be material), have been derived from the accounting records of the Company and represent only actual, bona fide transactions. The Financial Statements are true and correct in all material respects.

      (c) Other than as set forth in Balance Sheet or disclosed in this Agreement and attached schedules, there are no liabilities of the Company other than in the Ordinary Course of business.

      SECTION 3.05. TITLE TO PROPERTY; ENCUMBRANCES.

      (a) The Company does not own any real property or any Structures.

      (b) The Company has, and immediately prior to the Closing will have, good, valid and marketable title in fee simple to all personal property reflected on the Balance Sheet as owned by the Company and all personal property acquired by the Company since the Balance Sheet Date, in each case free and clear of all Liens except Permitted Liens.

      (c) Company has not leased any material real or personal property that is not known to the management of Company.

      SECTION 3.06. INVENTORY. The value at which inventories are carried on the Balance Sheet reflects the normal inventory valuation policy of the Company, on a basis consistent with that of preceding period, of stating inventory at its lower of cost or market value, and, consistent therewith, all non-current or obsolete inventory held by the Company on the Balance Sheet Date has been valued at its current market value on the Balance Sheet.

      SECTION 3.07. COMPLIANCE WITH LAW. Except where it has not had a Material Adverse Effect, through and including the Closing Date, the Company (i) has not violated, has not conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement.

      SECTION 3.08. INSURANCE. Except as set forth in Schedule 3.08, neither the Shareholder nor Interiors has modified, terminated or allowed to lapse any of
Company's insurance policies or any of Shareholder's or Interiors' insurance policies covering Company since the date of Shareholder Stock Purchase Agreement.

      SECTION 3.09. INDEBTEDNESS. Except as set forth in Schedule 3.09 or on Balance Sheet, no liability or obligation for Indebtedness. and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Buyer heretofore. Except as described in Schedule 3.09, no event has occurred and no condition has become known to Shareholder or Interiors (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of FORCE MAJEURE or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Company to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 3.09, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

      SECTION 3.10 JUDGMENTS; LITIGATION. Except as set forth on Schedule 3.10:

      (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Company or its properties, assets or business or (ii) Action pending against or affecting the Company or its properties, assets or business.

      (b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company relating to the Company or its business, (ii) Action threatened against the Company or its properties, assets or business, (iii) Action pending or threatened against the Company's officers, directors or employees relating to the Company or its business or (iv) basis for the institution of any Action against the Company or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

      SECTION 3.11. INCOME AND OTHER TAXES. Except as set forth on Schedule 3.11, for the period from December 15, 1999 through the date of Closing:

      (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Buyer has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company with respect to the past two (2) taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

      (c) The Company has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

      (d) The Company has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

      (e) No Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. The Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties and the Shareholder and Interiors have no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

      (f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity; and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

      (g) Set forth on Schedule 3.11(g) is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution. The net operating losses incurred by Company after June 30, 2001 have not been used or impaired.

      SECTION 3.12. CORPORATE RECORDS. The copies or originals of the Articles of Incorporation, Bylaws, minute books and stock records of the Company previously delivered to, or made available for inspection by, Buyer are true, complete and correct.

      SECTION 3.13. EMPLOYEE BENEFIT MATTERS. Except as set forth in Schedule 3.13, the Company maintains no pension, retirement, profit-sharing, employee stock ownership plan, deferred compensation, stock bonus or other similar plan; medical, vision, dental or other health plan; life insurance plan; vacation, severance, golden parachute or other similar plan or arrangement; stock option, stock appreciation or other similar plan or arrangement; and any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, which, in any case, relates to the Company.

      SECTION 3.14. NO UNDISCLOSED LIABILITIES. Except (i) to the extent set forth or provided for in the Financial Statements or the notes thereto, (ii) as set forth on Schedule 3.14 or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof the Company has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

      SECTION 3.15. REGULATORY FILINGS. The Company has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

      SECTION 3.16. CONSENTS. All consents, authorizations and approvals of any Person to, or as a result of the consummation of, the transactions contemplated hereby that are necessary or advisable in connection with the operations and business of the Company as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by the Company, except as described in Schedules 3.02, 3.05(d) and 3.09(a) hereto. All consents, authorizations and approvals described in Schedules 3.02, 3.05(d) and 3.09(a) will have been lawfully and validly obtained prior to the Closing.

      SECTION 3.17. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as disclosed in Schedule 3.17, neither the Shareholder nor Interiors has caused the Company to engage in any transaction

      SECTION 3.18. AFFILIATIONS. Except as disclosed on Schedule 3.18, no Shareholder, officer, director or key employee of the Company or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly,
(i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company are bound or affected.

      SECTION 3.19. BROKERS' FEES. Shareholder has retained broker DN Partners LLC ("BROKER") in connection with the sale of its interest in the Company. Shareholder is responsible for payment of any finder's fees or any similar compensation due to Broker in connection with this Agreement or the transactions contemplated hereby.

      SECTION 3.20. DISCLOSURE. Except as set forth on Schedule 3.20, no representation or warranty of the Shareholder or Interiors in this Agreement and no information contained in any Schedule or other writing delivered by the Shareholder or Interiors pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that the Shareholder or Interiors has not disclosed to Buyer in writing that has had or, insofar as the Shareholder or Interiors can now foresee, may have a material adverse effect on the ability of the Shareholder to perform fully this Agreement.

                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to, and covenants and agrees with, the Shareholder that:

      SECTION 4.01 ORGANIZATION, POWER AND AUTHORITY OF BUYER. Buyer has been duly organized and is existing as a limited liability company in good standing under the laws of the State of California with full power and authority to conduct its business as currently conducted.

      SECTION 4.02 AUTHORIZATION. Buyer has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action by Buyer. This Agreement, upon its execution and delivery by Buyer (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.03 NO CONFLICT OR VIOLATION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Buyer is a party or by which Buyer is bound or affected or to which any of the property or assets of Buyer is bound or affected, (b) result in the violation of the provisions of the Operating Agreement of Buyer or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of Buyer or (d) otherwise adversely affect the contractual or other legal rights or privileges of Buyer.
Schedule 4.03 sets forth a list of all agreements to which Buyer is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

      SECTION 4.04 CONSENTS AND APPROVALS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

      SECTION 4.05 BROKERS' FEES. No broker, finder or similar agent has been employed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and Buyer has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDER

      Shareholder hereby represents and warrants to, and covenants and agrees with, Buyer that:

      SECTION 5.01. OWNERSHIP OF SHARES. Shareholder owns of record and beneficially 100 Shares, and has, and at all times prior to and as of the Closing will have, good and marketable title to such Shares free and clear of all Liens. SECTION 5.02. DELIVERY OF GOOD TITLE. All consents, approvals, authorizations and orders necessary for the sale and delivery of the Shares to be sold hereunder have been obtained, and Shareholder has, and immediately prior to the Closing will have, full right, power, authority and capacity to sell, assign, transfer and deliver such Shares pursuant to this Agreement.

      SECTION 5.03. EXECUTION AND DELIVERY. Shareholder has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. This Agreement, upon its execution and delivery by Shareholder (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 5.04. NO CONFLICTS. The execution, delivery and performance of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default (with or without notice or passage of time, or both) under, or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under any indenture, mortgage, deed of trust, trust (constructive and other), loan or credit agreement or other agreement or instrument to which Shareholder is a party or by which Shareholder or Shareholder's Shares are bound, (b) result in the violation of any Legal Requirement applicable to or binding upon Shareholder, (c) result in the creation or imposition of any Lien upon any property or asset of Shareholder, or (d) otherwise adversely affect the contractual or other legal rights or privileges of Shareholder.

                                  ARTICLE VI.
                  CONDITIONS TO CONSUMMATION OF SALE OF SHARES

      SECTION 6.01. CONDITIONS TO OBLIGATIONS OF BUYER. Notwithstanding any other provision of this Agreement, the obligations of Buyer to consummate the Agreement and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

      (a) There shall not be instituted and pending or threatened any Action (i) challenging the Agreement or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Buyer.

      (b) The representations and warranties of Shareholder and Interiors in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Shareholder and Interiors shall have complied with all covenants and agreements and satisfied all conditions on the Company's or its part, as applicable, to be performed or satisfied on or prior to the Closing Date.

      (c) Buyer shall have received from Shareholder a certificate dated the Closing Date in substantially the form attached as ANNEX A hereto.

      (d) All authorizations, consents, waivers and approvals by or from third parties required for the consummation of the transactions contemplated hereby shall have been obtained and all Liens on the assets and properties of the Company shall have been released or terminated.

      (e) No act, event or condition shall have occurred after the date hereof which Buyer determines has had or could reasonably be expected to have a Material Adverse Effect.

      (f) Buyer shall have concluded (through its representatives, agents, accountants, legal counsel and other experts) satisfactorily an investigation, including without limitation a legal and financial review, of the Company and shall be satisfied in its sole discretion with the results thereof.

      (g) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Buyer and its counsel.

      (h) Except as otherwise approved by the Buyer, the assets of Company shall be free and clear of all liens.

      (i) Company shall have received from Shareholder, Interiors and/or its Affiliates the originals of all outstanding Promissory Notes issued by Company or by its officers to Shareholder or to an affiliate of Shareholder marked "cancelled" and Company shall have agreed to pay all tax obligations owing on account of said cancellation.

      (j) Shareholder shall have established to the satisfaction of Buyer that the federal income tax obligations of Company for the tax years ending June 30, 2000 and June 30, 2001 have been paid in full.

      (k) Shareholder shall deliver to Buyer the resignations of all of the directors of Company effective on the Closing Date.

      (l) Buyer shall have received confirmation that Broker has been paid all monies owing to it on account of this Agreement.

      (m) The Former Stockholders shall have received a full and unconditional general release from the Shareholder and Interiors.

      SECTION 6.02. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER.
Notwithstanding any other provision of this Agreement, the obligations of the Shareholder to consummate the Agreement and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

      (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

      (b) The Shareholder shall have received a certificate of the Secretary of Buyer dated the Closing Date in substantially the form attached as ANNEX C hereto.

      (c) The Shareholder shall have received a certificate of the President of Buyer in substantially the form attached as ANNEX D hereto.

      (d) No act, event or condition shall have occurred after the date hereof which Shareholder determines has had or could reasonably be expected to have a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of Buyer.

      (e) All proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Shareholder and its counsel.

      (f) The Former Shareholders shall have agreed to the assumption by Buyer of Interiors' remaining obligations for payment of the purchase price under the Stock Purchase Agreement dated October 27, 1999, by and between Interiors and the Former Shareholders.

      (g) Shareholder shall receive from the Former Shareholders written instructions to the Escrow Holder under the Shareholder Stock Purchase Agreement to return to Interiors all of the stock certificates of Interiors held by said Escrow Holder.

      (h) Shareholder shall have received from Company the original of all outstanding promissory notes payable to Company from Shareholder marked cancelled.

      (i) Interiors shall have received from the Former Shareholders and from Buyer the originals of all outstanding Promissory Notes issued by Interiors to the Former Shareholders or to Buyer pursuant to the Shareholder Stock Purchase Agreement marked cancelled.

      (j) The Shareholder and Interiors shall have received a full and unconditional general release from the Former Shareholders.


                                  ARTICLE VII.
                              ADDITIONAL COVENANTS

      SECTION 7.01. EXPENSES. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents.

      SECTION 7.02. PUBLICITY; EMPLOYEE COMMUNICATIONS. At all times prior to the Closing Date, Shareholder shall obtain the written consent of Buyer prior to issuing, or permitting any of the directors, officers, employees or agents of the Company to issue, any press release or other information to the press, employees of the Company or any third party with respect to this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Section 7.02. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

      SECTION 7.03. POST-TERMINATION EMPLOYMENT. Shareholder and Interiors acknowledge and agree that, subject to any written contracts of employment, if any, after the Closing (a) Buyer shall not be required to employ or retain any employee of the Company or any other Person, and (b) Buyer, in its sole and absolute discretion, may cause the Company to retain all, some, or none of such employees.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER


      SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

      (a) by mutual consent of all of the parties hereto;

      (b) by Shareholder, on the one hand, or by Buyer, on the other hand, by written notice to the other party or parties hereto if the Agreement shall not have been consummated on or before January 31, 2002 (or such later date as Buyer and Shareholder may agree), provided that in the case of a termination under this clause (b), the party or parties terminating this Agreement shall not then be in material breach of any of its or their obligations under this Agreement;

      (c) by Buyer if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Shareholder and/or Interiors under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Section 6.01 have not been met on the Closing Date, and, in each case, Buyer is not then in material default of its obligations hereunder; or

      (d) by Shareholder if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 6.02 have not been met on the Closing Date, and, in each case, Shareholder is not then in material default of its obligations hereunder.

      SECTION 8.02. EFFECT OF TERMINATION.

      (a) Upon termination of this Agreement as provided in Section 8.01(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

      (b) In the event of termination of this Agreement as provided in Section 8.01(b), hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise.

      SECTION 8.03. AMENDMENT. This Agreement may be amended only by a written instrument executed by each of the parties hereto. Any amendment effected pursuant to this Section 8.03 shall be binding upon all parties hereto.

      SECTION 8.04. WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.04 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                                  ARTICLE IX.
                                 INDEMNIFICATION

      SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

      (a) The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the June 30, 2003 (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled).

      (b) No Action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 10.01 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 9.01(a) for such representation, warranty, covenant or agreement.

      SECTION 9.02. INDEMNIFICATION.

      (a) Shareholder and Interiors each covenant and agree to defend, indemnify and hold harmless Buyer and each Person who controls Buyer within the meaning of the Securities Act, and after the Closing, the Company, from and against any Damages aggregating in excess of $25,000 arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Shareholder or Interiors in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; PROVIDED, HOWEVER, that neither the Shareholder nor Interiors shall be liable to the Buyer for any breach of any representation or warranty made by them in Article III hereof with regard to any fact or circumstance which any of the Buyer, its officers, directors, employees, agents, affiliates or representatives know of or have reason to know of as of the Closing Date, or (ii) the failure of Shareholder or Interiors to perform or observe fully any covenant, agreement or provision to be performed or observed by Shareholder or Interiors pursuant to this Agreement. The Shareholder and Interiors shall not be liable for any Damages to the extent that the aggregate amount thereof which shall be incurred by the Buyer and each Person who controls Buyer shall be $25,000 or less.

      (b) Buyer covenants and agrees to defend, indemnify and hold harmless Shareholder from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure by Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

      (c) The right to indemnification, payment of damages or other remedy based on the representations, warranties and covenants, and obligations set forth herein will not be affected by any investigation conducted, whether before or after the Closing Date, or the parties' agreement as to any purchase price adjustments pursuant hereto, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Notwithstanding anything in this Article IX to the contrary, each party hereto shall retain all other rights and remedies to which it may be entitled under applicable law.

      SECTION 9.03. THIRD PARTY CLAIMS.

      (a) If an Indemnified Party receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; PROVIDED, HOWEVER, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that the Indemnifying Party was materially prejudiced by such failure.

      (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; PROVIDED, HOWEVER, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and
(ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

      (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; PROVIDED, HOWEVER, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

      (d) Anything contained in this Section 9.03 to the contrary notwithstanding, Shareholder shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Buyer or the Company which Buyer determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, properties or prospects of Buyer or the Company; PROVIDED, HOWEVER, if such equitable relief portion of the Indemnifiable Claim can be so separated from that for money damages, Shareholder shall be entitled to assume the defense of the portion relating to money damages.

      SECTION 9.04. INDEMNIFICATION NON-EXCLUSIVE. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

                                   ARTICLE X.
                               GENERAL PROVISIONS

      SECTION 10.01. NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses:

            (a)   If to Buyer addressed to:

                              Homada, LLC
                              3229 East Spring Street, Suite 200
                              Long Beach, California  90806
                              Facsimile: (562) 424-1331

                              Attention: __________________

                              With a copy to:

                              Lorraine L. Loder, Esq.
                              601 West Fifth Street, Eighth Floor
                              Los Angeles, California 90071
                              Facsimile:  (213) 623-1409

            (b)   If to the Shareholder or Interiors, addressed to:

                              Interiors, Inc.
                              320 Washington Street
                              Mt. Vernon, New York 10553-1017
                              Facsimile: (914) 665-5469
                              Attention: Mr. Lawrence Shatsoff

                              With a copy to:

                              Stephen Weiss, Esq.
                              Greenberg Traurig, LLP
                              MetLife Building
                              200 Park Avenue
                              New York, NY 10166

      SECTION 10.02. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

      SECTION 10.03. ENTIRE AGREEMENT. Except as specifically set forth herein, this Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, among the parties with respect to such subject matter.

      SECTION 10.04. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns; PROVIDED, HOWEVER, that no party may assign either this Agreement or any of its rights, interests or obligations hereunder in whole or in part without the prior written consent of the other parties hereto, and any such transfer or assignment without said consent shall be void, AB INITIO. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

      SECTION 10.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

      SECTION 10.06. SCHEDULES AND ANNEXES. The schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

      SECTION 10.07. CONSTRUCTION.

      (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

      (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

      SECTION 10.08. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

      SECTION 10.09. ARBITRATION OF DISPUTES.

      (a) At the option of any party hereto, any and all disputes, whether of law or fact and of any nature whatsoever, shall be decided by binding arbitration in accordance with the

Commercial Arbitration Rules of Association. If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association.

      (b) Any arbitration proceedings hereunder shall be held in Los Angeles, California.

      (c) The decision of the arbitrator shall be final and binding upon all parties hereto and all Persons claiming under and through them. The fees and expenses of the arbitrator shall be paid 50% by Shareholder and 50% by Buyer.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



                                    HABITAT SOLUTIONS, INC.


                                    By:
                                       -------------------------------
                                          Lawrence Shatsoff
                                          President


                                    INTERIORS, INC.


                                    By:
                                       -------------------------------
                                          Lawrence Shatsoff
                                          Executive Vice President


                                   HOMADA LLC

                                    By:
                                       -------------------------------
                                          Name:
                                          Title: